Exhibit 10.13

RED REEF LABORATORIES
450 Fairway Drive, Suite 103
Deerfield Beach, Florida  33441-1814
954-725-9475 tel • 954-697-8556 • www.rrlabs.biz

Benchmark China Ltd.
Rm. 3068 Chengjian Building
No. 189 Ti Yu Xi Road
Guangzhou, China

Mr. Chu Zhu, President

October 30, 2006

Dear Mr. Zhu,

This letter confirms our definitive binding agreement giving your company, Benchmark China Ltd., exclusive manufacturing and distribution rights to our Proprietary Surface Decontaminant product, BioClear FF, including the use of the name, BioClear FF.

BioClear FF is specifically designed to be an effective surface decontaminant for use in maintenance and disinfecting for healthy environments on farms, farm equipment, animal enclosures and pens, including poultry farms, including but not limited to hen houses.  Directions for recommended applications have been provided during our discussions and will accompany the more formal document being prepared for us by counsel as an attachment.

Benchmark China Ltd. will be responsible for additional Product Liability Insurance of U.S. One Million Dollars (U.S. $1,000,000) and red Reef Labs will be named as co-insured on all policies purchased by Benchmark.  Additionally, Benchmark agrees to Hold Harmless clauses bearing customary language as provided by counsel.

This Agreement is for ten years and automatically renewable unless notice in writing of intent to terminate is presented ninety days prior to expiration date.

Benchmark will arrange and absorb all costs and fees if any, for Government approvals, licenses or permits as needed for the manufacture and distribution in the markets covered in this agreement, namely China and the Far East, excluding Japan and South Korea.

Benchmark will bear all manufacturing, (blending), packaging, labeling, marketing materials, warehousing, shipping and all related costs pertaining to this agreement and the conducting of business initiated hereunder.

Initial Non Refundable Fee for the Exclusive Rights to market and distribute BioClear FF is Three Hundred Thousand U.S. Dollars ($300,000) payable by wire to Red Reef Labs Bank of America U.S. bank account upon receipt and signing of this Agreement.  Account information furnished by email upon signing.

Our consultants in China will have reasonable access to Benchmark books and sales records.  Red Reef Labs will receive 50% fees paid for all assignments of rights to third parties and 10% of gross sales from all sources, regardless of price, payable quarterly, upon review and acceptance.

Venue for all legal disputes and potential Arbitration is Broward County, Florida, USA.

A more definitive agreement will supersede this Binding Agreement and will contain all of the above essential terms and conditions and will include usual, as previously discussed, legal terminology, disclaimers and details.

Signed:  /s/ Chi Zhu
For: Benchmark China Ltd.

Signed:  /s/ Claus Wagner Bartak
For: Red Reef Laboratories International, Inc.